As filed with the Securities and Exchange Commission on November 13, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MoSys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0291941
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

2309 Bering Drive

San Jose, California 95131 (408) 418-7500

(Address of principal executive offices)

MoSys, Inc. 2019 Stock Incentive Plan

(Full title of the plan)

James Sullivan, Chief Financial Officer and Vice President

MoSys, Inc.

2309 Bering Drive

San Jose, California 95131

(Name and address of agent for service)

(408) 418-7500

(Telephone, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee (4)
Common Stock, par value $0.001 per share
To be issued upon exercise of options and pursuant to other awards of common stock granted under the:
MoSys, Inc. 2019 Stock Incentive Plan (1)	182,500	$1.790 (3)	$326,675	$42.40

(1)	Represents shares of the common stock, par value $0.001 per share, of MoSys, Inc. (the “Registrant”) issuable under the MoSys, Inc. 2019 Stock Incentive Plan.
(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on November 12, 2019.

(4)	Maximum fee is calculated pursuant to Section 6(b) of the Securities Act.

PART I INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The documents containing the information required in Part I will be sent or given to employees participating in the MoSys, Inc. 2019 Stock Incentive Plan (the Plan), as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents By Reference

The following additional documents filed with the Securities and Exchange Commission (the Commission) by the Registrant are incorporated by reference in this Registration Statement:

1.	The Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 12, 2019;
2.

The Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2019, June 30, 2019 and September 30, 2019 as filed with the Commission on May 15, 2019, August 13, 2019 and November 13, 2019, respectively.

3.	The Current Reports on Form 8-K filed with the Commission on April 16, 2019, May 24, 2019, August 27, 2019, August 28, 2019 and November 6, 2019.
4.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2018; and
5.	The description of the capital stock of the Registrant contained in the Registration Statement on Form S-1 (File No. 333-225193), filed on

May 24, 2018, as amended by Amendment No. 1 on Form S-1/A filed on September 17, 2018, and Amendment No. 2 on Form S-1/A dated

September 28, 2018, and declared effective on September 27, 2018, under the heading “Description of Capital Stock.”

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4.Description of Securities

Not applicable.

Item 5.Interest of Named Experts and Counsel

Not applicable.

Item 6.Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, our bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

Item 7.Exemption from Registration Claimed

Not applicable.

Item 8.Exhibits.

Exhibit Number	Exhibit Description
4.1 (1)	Specimen Common Stock Certificate

4.4 (2)	Rights Agreement, dated November 10, 2010, by and between the Registrant and Wells Fargo Bank, N.A., as Rights Agent

4.4.1 (2)	Form of Right Certificate

4.4.2 (2)	Summary of Rights to Purchase Preferred Shares

4.4.3 (3)	Amendment No. 1 to Rights Agreement, dated July 22, 2011, by and between the Registrant and Wells Fargo Bank, N.A., as Rights Agent

4.4.4 (4)	Amendment No. 2 to Rights Agreement, dated May 18, 2012, by and between the Registrant and Wells Fargo Bank, N.A., as Rights Agent

4.8 (5)	MoSys, Inc. 2019 Stock Incentive Plan

4.10**	Form of Notice of Grant of Stock Option Award and Agreement pursuant to the MoSys, Inc. 2019 Stock Incentive Plan

4.13**	Form of Notice of Grant of Restricted Stock Unit Award and Agreement under the MoSys, Inc. 2019 Stock Incentive Plan

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP

23.1**	Consent of BPM LLP, Independent Registered Public Accounting Firm

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

** Filed herewith

(1)Incorporated by reference to the same-numbered exhibit to the Registrant’s Registration Statement on Form S-1, as amended, originally filed

August 4, 2000, declared effective June 27, 2001 (Commission File No. 333-43122).

(2)Incorporated by reference to the same-numbered exhibit to the Registrant’s Current Report on Form 8-K, filed November 12, 2010 (Commission

File No. 000-32929).

(3)Incorporated by reference to Exhibit 4.2.3 to the Current Report on Form 8-K, filed on July 27, 2011 (Commission File No. 000-32929).

(4)Incorporated by reference to Exhibit 4.2.4 to the Current Report on Form 8-K, filed on May 24, 2012 (Commission File No. 000-32929).

(5)	Incorporated by reference to Appendix A to the Registrant’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on July 3, 2019 (Commission File No. 000-32929).

Item 9.Undertaking

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which officers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, state of California on November 13, 2019.

MOSYS, INC.

By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints James W. Sullivan with full power of substitution and resubstitution and full power to act, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all registration statements relating to the same offering that are to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, and any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel Lewis	Chief Executive Officer, President and Director	November 13, 2019
Daniel Lewis	(principal executive officer)
/s/ James W. Sullivan	Vice President and Chief Financial Officer (principal financial and accounting officer)	November 13, 2019
James W. Sullivan
/s/ Scott Lewis	Director	November 13, 2019
Scott Lewis
/s/ Robert Y. Newell	Director	November 13, 2019
Robert Y. Newell
/s/ Daniel J. O’Neil	Director	November 13, 2019
Daniel J. O’Neil